EXHIBIT 99.1

BTU International Reports Fourth Quarter and Fiscal Year 2012 Results

NORTH BILLERICA, Mass., Feb. 26, 2013 (GLOBE NEWSWIRE) -- BTU International, Inc. (Nasdaq:BTUI), a leading supplier of advanced thermal processing equipment to the electronics manufacturing and alternative energy markets, today announced its financial results for the fourth quarter and fiscal year ended on December 31, 2012.

Fourth quarter net sales were $13.1 million, down 7.5 percent compared to $14.1 million in the preceding quarter, and down 12.1 percent compared to $14.9 million for the same quarter a year ago. Net loss for the fourth quarter of 2012 was $4.4 million, or ($0.47) per diluted share, compared to a net loss of $2.4 million, or ($0.25) per diluted share, in the preceding quarter and compared to a net loss of $2.3 million, or ($0.25) per diluted share, in the fourth quarter of 2011.

Net sales for the year were $58.1 million, down 23.7 percent compared to $76.1 million for the year 2011. Net loss for 2012 was $11.0 million, or ($1.16) per diluted share, compared to a net loss of $2.7 million, or ($0.29) per diluted share, for the year 2011.

Comments

Commenting on the company's performance, Paul J. van der Wansem, BTU chairman and CEO, said, "Our electronics and nuclear business were key contributors and provided the bulk of the revenues in 2012. We continued to invest in our electronics business and at the end of 2012, we launched our innovative Dynamo™ product platform which is specifically designed for high-volume consumer electronics applications. In the alternative energy sector, we are still in the solar winter, which started in the early part of 2011. This has not only impacted our revenues and related expenses, but also contributed negatively in recording significant inventory write-downs as well as extra provisions for accounts receivable from some of our solar customers. We continued to take steps to reduce expenses and manage the downturn in solar without affecting our ability to compete when this market recovers. We ended the year with over $20 million of cash and a solid balance sheet."

Outlook

"We expect first quarter revenues to be in the $11 million to $12 million range primarily driven by our electronics, parts and service business. Gross margins are expected to continue to be affected by under-absorption in our factories. Operating expenses for the first quarter of 2013 are expected to be essentially flat as a percentage of sales compared with the fourth quarter of 2012," concluded van der Wansem.

Teleconference and Simultaneous Webcast

BTU will be discussing its financial results, along with its outlook for the first quarter of 2013, in a conference call to be held today, February 26, at 5:00 p.m. Eastern Time. The dial-in number to participate in the conference call is 877-303-9139. A live and archived webcast of the conference call will be available on BTU's website at www.btu.com.

About BTU International

BTU International is a global supplier and technology leader of advanced thermal processing equipment and processes to the electronics manufacturing and alternative energy markets. BTU equipment is used in the production of printed circuit board assemblies and semiconductor packaging as well as in the manufacturing of solar cells and nuclear fuel. BTU has operations in North Billerica, Massachusetts and Shanghai, China with direct sales and service in the U.S.A., Asia and Europe. Information about BTU International is available at www.btu.com.

The BTU International, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=15718

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This news release contains expressed or implied forward-looking statements regarding, among other things, the company's expected revenues, gross margins and operating expenses and financial performance for the first quarter of fiscal year 2013. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the "safe harbor" provisions established by the federal securities laws, and are based on the assumptions and expectations of the company's management at the time such statements are made. Important factors that could cause actual results to differ include the acceptance of new products, particularly in the alternative energy market, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company's filings with the Securities and Exchange Commission. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of February 26, 2013, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011

Net sales	$ 13,082	$ 14,878	$ 58,089	$ 76,128
Costs of goods sold	10,714	11,033	41,617	47,542

Gross profit	2,368	3,845	16,472	28,586

Operating expenses:

Selling, general and administrative	5,387	4,800	20,965	22,721
Research, development and engineering	1,329	1,511	5,450	7,056
Restructuring	248	49	424	401

Operating loss	(4,596)	(2,515)	(10,367)	(1,592)

Interest income	17	23	63	77
Interest expense	(116)	(109)	(462)	(481)
Foreign exchange gain (loss)	(169)	33	(224)	(139)
Other income	56	134	58	365

Loss before provision for income taxes	(4,808)	(2,434)	(10,932)	(1,770)

Provision (benefit) for income taxes	(365)	(111)	65	952

Net loss	$ (4,443)	$ (2,323)	$ (10,997)	$ (2,722)

Loss per share:
Basic	$ (0.47)	$ (0.25)	$ (1.16)	$ (0.29)
Diluted	$ (0.47)	$ (0.25)	$ (1.16)	$ (0.29)

Weighted average number of shares outstanding:
Basic shares	9,516,130	9,481,014	9,509,240	9,433,736
Effect of dilutive options	--	--	--	--

Diluted shares	9,516,130	9,481,014	9,509,240	9,433,736

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,	December 31,
Assets	2012	2011

Current assets
Cash and cash equivalents	$ 20,218	$ 18,948
Accounts receivable, net	9,623	12,422
Inventories	9,547	17,510
Other current assets	4,131	2,064

Total current assets	43,519	50,944

Property, plant and equipment, net	4,669	5,650

Other assets, net	481	124

Total assets	$ 48,669	$ 56,718

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt	$ 400	$ 379
Trade accounts payable	5,185	3,527
Other current liabilities	6,040	5,404

Total current liabilities	11,625	9,310

Long-term debt, less current portion	7,564	7,956

Total liabilities	19,189	17,266

Total stockholders' equity	29,480	39,452

Total liabilities and stockholders' equity	$ 48,669	$ 56,718
CONTACT: Company Contact:
         Peter Tallian
         Chief Operating Officer
         BTU International, Inc.
         Phone: (978) 667-4111